EXHIBIT 14a

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our reports dated February 17, 2005 and December 14, 2004 relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of Phoenix Strategic Allocation Fund and in the October 31, 2004 Annual Report to Shareholders of Phoenix Balanced Fund (formerly Phoenix-Oakhurst Balanced
Fund), a series of Phoenix Series Fund, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Information Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 31, 2005